UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 1, 2021 (October 28, 2021)
Date of Report (date of earliest event reported)

CUMBERLAND PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-33637	62-1765329
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2525 West End Avenue, Suite 950 Nashville, Tennessee 37203
(Address of Principal Executive Offices)
(615) 255-0068
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	CPIX	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On October 28, 2021, Cumberland Pharmaceuticals Inc. (the “Company” or “Cumberland”) entered into a Fourth Amendment to the Revolving Credit Note and Fifth Amendment (“Fifth Amendment”) to the Revolving Credit Loan Agreement with Pinnacle Bank (the “Pinnacle Agreement”). The original Pinnacle Agreement was dated July 31, 2017. The Fifth Amendment provides for a principal available for borrowing of up to $15 million. Cumberland has the right to request an increase of up to an additional $5 million, upon the satisfaction of certain conditions and approval by Pinnacle Bank. If fully expanded, the Fifth Amendment would provide a maximum principal available for borrowing of up to $20 million, which was also the maximum aggregate principal available for borrowing under the previously amended Pinnacle Agreement.
The Fifth Amendment extends the maturity date three years through October 1, 2024.
The interest rate on the Pinnacle Agreement, as amended, is based on Benchmark plus the Applicable Margin. Cumberland is subject to a financial covenant, maintenance of either the Funded Debt Ratio or a Tangible Capital Ratio, as defined, determined on a quarterly basis. The interest rate on funds borrowed under the facility ranges from 30-day LIBOR plus 175 to 275 basis points depending on the funded debt ratio. Borrowings under the line of credit are collateralized by substantially all of the Company’s assets.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cumberland Pharmaceuticals Inc.

Dated: November 1, 2021	By:	/s/ John Hamm
John Hamm
Chief Financial Officer